Exhibit 99.1

BB&T

BB&T Corporation

Corporate Communications
200 W. Second St.
Winston-Salem, N.C. 27101

June 9, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Bob Denham
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1475

BB&T announces approval to repay TARP

     WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) announced today that it has received final regulatory approval to repurchase all the preferred stock sold to the U.S. Department of the Treasury in November 2008. The preferred stock was issued pursuant to the Capital Purchase Program established under the Troubled Asset Relief Program (“TARP”). The company will pay approximately $3.134 billion to the Treasury to repurchase the preferred stock, plus accrued and unpaid dividends.

     “This is an important achievement for BB&T,” said Chief Executive Officer Kelly S. King. “Repaying the government’s investment will give us greater flexibility to benefit significantly from future opportunities that will be available as we emerge from this recession. In addition, we will become even more focused on the business of serving our clients, rather than dealing with government distractions.”

     Related to this repurchase, the company will record a charge of approximately $48 million in the second quarter of 2009 to account for the difference between the amortized cost of the preferred stock and the repurchase price.

     The company has notified the Treasury of its intent to repurchase the outstanding warrant associated with the TARP, which allows the Treasury to purchase up to 13.9 million shares of the company’s common stock. Any adjustment resulting from the repurchase of the outstanding warrant will be accounted for in the second or third quarter of 2009. The repurchase of the warrant is not expected to have a material financial impact on BB&T’s results of operations.

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     With $143.4 billion in assets, Winston-Salem, N.C.-based BB&T Corporation is the nation’s 10th largest financial holding company. Founded in 1872, it operates more than 1,500 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

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     This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.